Exhibit 10.44

CONFIDENTIAL TREATMENT REQUESTED

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (the “License Agreement”) by and between GLASSHOUSE TECHNOLOGIES, INC. (“GlassHouse Technologies”), a Delaware corporation located at 200 Crossing Boulevard, Framingham, MA 01702, and DELL MARKETING USA L.P. (“Dell Marketing”), a Texas limited partnership located at One Dell Way, Round Rock, Texas 78682, is effective as of March 6, 2008 (the “Effective Date”).

RECITALS

WHEREAS, GlassHouse desires to grant certain intellectual property rights to Dell, and Dell desires to obtain those intellectual property rights from GlassHouse, all in accordance with the terms and conditions of this License Agreement; and

WHEREAS, GlassHouse and Dell further desire to establish a contractual mechanism pursuant to which Dell may obtain from time to time certain services, resources and other support from GlassHouse in connection with the evaluation, understanding, implementation, exercise, use and commercial exploitation by Dell of the intellectual property rights licensed by Dell from GlassHouse hereunder, all in accordance with the terms and conditions of this License Agreement;

THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GlassHouse and Dell agree as follows:

AGREEMENT

SECTION 1. TERM & DEFINITIONS

1.1	Term. The term of this License Agreement shall commence on the Effective Date and shall continue perpetually [*].

1.2	Definitions. Exhibit A to this License Agreement sets out certain defined terms used throughout this License Agreement. In addition, other terms are defined in various provisions of this License Agreement. As used in this License Agreement, all defined terms will bear the meanings ascribed to them wherever defined in this License Agreement.

SECTION 2. GRANT OF RIGHTS

2.1	License. Subject to the terms and conditions contained herein, GlassHouse grants to Dell a perpetual, [*] nonexclusive, worldwide license, [*], to the GlassHouse Intellectual Property for unrestricted use for any purpose, either individually or in combination and both separately and as integrated into other capabilities, including without limitation the right to sublicense [*].

2.2	Restrictions.

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(a)	Notwithstanding anything to the contrary, Dell will not sublicense components of the GlassHouse Intellectual Property to any GlassHouse Direct Competitor during the IP Support Period in a manner that would enable such GlassHouse Direct Competitor to independently use such components of the GlassHouse Intellectual Property in direct competition with GlassHouse in the markets GlassHouse operates at the time of such sublicense.

(b)	In the case of any trademarks, trade names, service marks, trade dress, logos and other indicia of origin included in the GlassHouse Intellectual Property (collectively, “Trademarks”) and in the event such Trademarks are used commercially by Dell in the external marketplace in the exercise of its rights under this License Agreement, Dell agrees to reasonably cooperate with GlassHouse in facilitating its monitoring of the nature and quality of the products and services for which the Trademarks are so used by Dell. Dell understands and agrees that all goodwill associated with the Trademarks will inure to the benefit of GlassHouse.

2.3	[*]. [*], and all such rights shall remain perpetual, [*].

2.4	[*]. [*].

2.5	Other Intellectual Property. Except for the license expressly granted to Dell in Section 2.1 with respect to the GlassHouse Intellectual Property, nothing contained in this License Agreement shall be construed as conferring (by implication, estoppel or otherwise) to GlassHouse or Dell any right or license to or to otherwise use any copyright, patent, patent application, trademark, service name, service mark, trade dress, trade secret or other intellectual property belonging to the other party, and each of GlassHouse and Dell shall retain all rights, title and interests in its respective intellectual property.

2.6

Government. If, as a result of the rights granted pursuant to this License Agreement or the exercise thereof, any user of any software or documentation within the GlassHouse Intellectual Property is an agency, department, or other entity of the United States Government, the use, duplication, reproduction, release, modification, disclosure, or transfer of such software or related documentation of any kind, including technical data and manuals, is restricted by the terms and conditions of this License Agreement as referenced in FAR 12.212 for civilian agencies and DFARS 227.7202 for military

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agencies. Such software is commercial computer software and all related documentation delivered with or relating to this software is commercial computer software documentation, developed at private expense.

SECTION 3. IP SUPPORT PERIOD

3.1	Materials. GlassHouse Technologies shall deliver to Dell Marketing or otherwise provide to Dell Marketing (or such other Dell Entity specified by Dell) the GlassHouse Materials within a reasonable period of time after the Effective Date and as otherwise reasonably requested by Dell from time to time during the IP Support Period.

3.2	Updates. Updates to GlassHouse Materials shall be provided to Dell Marketing (or such other Dell Entity specified by Dell) upon completion or release of any major update, upgrade, enhancement or other improvement to the GlassHouse Intellectual Property during the IP Support Period. Prior to the termination of the IP Support Period, if it has not already done so, GlassHouse Technologies shall provide to Dell Marketing (or such other Dell Entity specified by Dell) the then most current and complete versions of all GlassHouse Materials.

3.3	Technical Support. During the IP Support Period, GlassHouse will provide to Dell, at no additional expense to Dell, commercially reasonable access to GlassHouse’s engineers, developers, and other support personnel to assist Dell, as reasonably requested by Dell from time to time during the IP Support Period, in the deployment and use of the GlassHouse Intellectual Property. At Dell’s reasonable request from time to time during the IP Support Period, GlassHouse will provide training to Dell on a “train the trainer” basis. Dell acknowledges and agrees that technical support provided under this Section 3.3 may be limited to availability acknowledging GlassHouse’s other obligations. GlassHouse will notify Dell in writing if Dell’s support or training requests become unreasonably burdensome and GlassHouse and Dell shall promptly meet to resolve any such issues in good faith.

3.4	IP Support Period Payments. During the IP Support Period, Dell Marketing shall pay to GlassHouse Technologies a total maintenance and support fee of one million five hundred thousand United States dollars ($1,500,000.00 U.S.), which amount will be payable in three equal annual installments of five hundred thousand United States dollars ($500,000.00 U.S.) each, payable as follows:

(a)	The first such annual installment will be invoiced on or after the Effective Date;

(b)	The second such annual installment will be invoiced on or after the first anniversary of the Effective Date; and

(c)	The third such annual installment will be invoiced on or after the second anniversary of the Effective Date.

Dell Marketing will issue to GlassHouse Technologies an approved Dell PO for each such annual installment of the maintenance and support fee payable pursuant to this Section 3.4 in the amount of five hundred thousand United States dollars ($500,000.00

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U.S.), the first such approved Dell PO to be issued [*] and each of the next two approved Dell POs to be issued no later than [*]. All invoices provided to Dell for payments pursuant to this Section 3.4 will be accumulated, upon receipt, for a period from the 6th day of a month to the 5th day of the following month (the “Accumulation Period”). Dell will pay invoices received during the Accumulation Period net thirty (30) days from the end of the Accumulation Period. Each such payment shall be net of all taxes or duties, and GlassHouse will be responsible for any duties, taxes, and/or levies to which it is subject as a result of any payment hereunder. All amounts due under this Section 3.4 shall be paid in full, without credit, set-off, counterclaim or deduction against any amount that GlassHouse may owe to Dell. In addition, GlassHouse may suspend performance of any services under this SECTION 3 during any period(s) when any amount payable pursuant to this Section 3.4 is past due (other than amounts disputed in good faith by Dell in writing prior to the applicable due date).

SECTION 4. OTHER SERVICES

4.1	Other Services. As mutually agreed upon by GlassHouse and Dell from time to time during the IP Support Period and in addition to the support services to be provided to Dell by GlassHouse set forth in SECTION 3 of this License Agreement, Dell may obtain certain specific services, resources and other support (collectively, “Services”) from GlassHouse in connection with the evaluation, understanding, implementation, exercise, use and commercial exploitation by Dell of the GlassHouse Intellectual Property licensed by Dell from GlassHouse hereunder, all as mutually agreed upon by GlassHouse and Dell in writing as provided in this SECTION 4.

4.2	Statements of Work. Services provided to Dell by GlassHouse pursuant to this SECTION 4 will be documented in separate statements of work executed by both GlassHouse and Dell (each, a “Statement of Work”). Each Statement of Work will reference this License Agreement and will set out, as applicable, the duration, scope, pricing and other terms relevant to the Services to be provided pursuant to that Statement of Work.

4.3	Standard Services Terms & Conditions. Each Statement of Work will also be subject to the Standard Services Terms & Conditions, which Standard Services Terms & Conditions will be deemed incorporated into each Statement of Work for all purposes. The Standard Services Terms & Conditions will apply to, and will govern the performance of, each of the Statements of Work, but neither the Statements of Work nor the Standard Services Terms & Conditions will have any force or effect with respect to the other rights, remedies and obligations of either GlassHouse or Dell under this License Agreement, including without limitation the rights, remedies and obligations of either GlassHouse or Dell pursuant to this License Agreement with respect to the GlassHouse Intellectual Property.

4.4	Dell PO(s). Services provided to Dell by GlassHouse pursuant to each Statement of Work will also be subject to the issuance by Dell of one or more purchase orders (each, a

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“Dell PO”) authorizing the specific Services set forth in that Statement of Work. GlassHouse shall not provide Dell with any Services, and Dell shall not be obligated to pay for any Services, unless Dell has issued a Dell PO(s) for the applicable Services.

4.5	Local Country Addendum. For purchases of Services outside of the United States, the Dell PO(s) will be issued by the applicable local Dell entity to GlassHouse, or to such other GlassHouse Affiliate designated by GlassHouse. All Dell PO(s) will be governed by the terms and conditions of this License Agreement and the applicable Statement of Work and collectively shall be deemed a separate agreement between the applicable Dell entity and GlassHouse Affiliate. To the extent the applicable GlassHouse and Dell Affiliates require additional or alternative terms and conditions than those contained in this License Agreement in order to comply with local country law or business practices, such alternative or additional terms shall be set forth in the applicable Statement of Work.

4.6	Order of Precedence. In the event of any conflict between this License Agreement, the Standard Services Terms & Conditions, and any Statement of Work and/or Dell PO, the order of precedence shall be as follows: (i) this License Agreement, (ii) the Standard Services Terms & Conditions, (iii) the Statement of Work, and then, (iv) the Dell PO. Notwithstanding the order of precedence above, if a Statement of Work explicitly identifies a provision in the Standard Services Terms & Conditions, (other than those that involve indemnification or limitation of liability) that GlassHouse and Dell intend to be superseded or modified by a provision in the Statement of Work, the provision in the Statement of Work shall prevail for purposes of such Statement of Work only, but only if the Statement of Work is signed by a Dell Vice President or above. Notwithstanding anything herein or in a Statement of Work to the contrary, nothing in a Statement of Work or the Standard Services Terms & Conditions shall apply to amend, limit, alter or abridge in any way the rights, remedies and obligations of either GlassHouse or Dell pursuant to this License Agreement with respect to the GlassHouse Intellectual Property.

4.7	Dell Policy and Procedure Addenda. Contemporaneously with the execution of this License Agreement, Dell and GlassHouse have executed the Dell U.S. Site Security and Environmental, Health, and Safety Addendum and the Dell Information Privacy and Security Schedule Addendum, each of which is incorporated into this License Agreement by this reference, will be governed by and construed in accordance with the terms of this License Agreement, and will be applicable to all services provided by GlassHouse pursuant to this License Agreement, including without limitation services provided pursuant to SECTION 3 of this License Agreement and Services provided pursuant to all Statements of Work. GlassHouse will execute such additional policy and procedure addenda, including updates to existing policy and procedure addenda previously executed by GlassHouse, as Dell may reasonably request from time to time, provided such additional policy and procedure addenda are generally made applicable to other Dell suppliers.

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SECTION 5. REPRESENTATIONS, WARRANTIES, LIMITED LIABILITIES AND RELEASE

5.1	Authority. Each Party represents and warrants that the individuals signing this License Agreement have full authority or authorization to execute this License Agreement for, and on behalf of, and to bind the Parties, and that, when signed, this License Agreement will be binding and enforceable according to its terms.

5.2	No Breach. Each Party represents and warrants that the execution, delivery and performance by it of its obligations hereunder will not result in any violation of or default of (i) its certificate of incorporation or by-laws, (ii) any contract to which it or any of its subsidiaries is a party or, with respect to GlassHouse, by which any GlassHouse Intellectual Property is bound.

5.3	Right and Title. GlassHouse Technologies represents and warrants to Dell that:

(a)	Except with respect to any third party rights in the GlassHouse Intellectual Property disclosed on Exhibit D to this License Agreement, GlassHouse owns all rights, title, and interest in and to the GlassHouse Intellectual Property and that no other third party owns any right to recover for infringement of or to assert any right in or to the GlassHouse Intellectual Property;

(b)	GlassHouse has the right to grant the licenses, rights, releases, covenants, and immunities of the full scope set forth in this License Agreement with respect to all GlassHouse Intellectual Property;

(c)	GlassHouse has not granted and will not grant any licenses or other rights that would restrict, impair, conflict with or prevent the full and complete exercise of the licenses and rights granted to Dell hereunder; and

(d)	There are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the licenses and rights granted to Dell under this License Agreement.

5.4	Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN THIS LICENSE AGREEMENT, ALL GLASSHOUSE INTELLECTUAL PROPERTY AND SERVICES ARE PROVIDED “AS IS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. GLASSHOUSE DOES NOT WARRANT THAT THE GLASSHOUSE INTELLECTUAL PROPERTY OR SERVICES WILL FUNCTION IN ANY ENVIRONMENT, SATISFY ANY REQUIREMENTS, RESULT IN ANY OUTCOME OR BE ERROR-FREE OR UNINTERRUPTED. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, GLASSHOUSE HEREBY DISCLAIMS (FOR ITSELF AND ITS LICENSORS) ALL WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF INTEGRATION, ACCURACY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE.

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5.5	LIMITATION OF LIABILITY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN SECTION 5.2 (RIGHT AND TITLE) OF THIS LICENSE AGREEMENT, THE OBLIGATIONS AND LIABILITIES UNDER SECTION 7 (INDEMNIFICATION) OF THIS LICENSE AGREEMENT AND/OR THE OBLIGATIONS FOR A BREACH OF SECTION 6 (CONFIDENTIALITY) OF THIS LICENSE AGREEMENT, (A) GLASSHOUSE WILL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY TYPE INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOST SALES, ARISING OUT OF OR IN CONNECTION WITH THIS LICENSE AGREEMENT EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF DELL ASSERTS OR ESTABLISHES A FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT, AND (B) GLASSHOUSE WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES IN EXCESS OF [*], IN THE AGGREGATE. EXCEPT FOR ANY SUBLICENSE OF GLASSHOUSE INTELLECTUAL PROPERTY BY DELL TO A GLASSHOUSE DIRECT COMPETITOR IN VIOLATION OF SECTION 2.2(A) OF THIS LICENSE AGREEMENT, DELL WILL NOT BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES OF ANY TYPE INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOST SALES, ARISING OUT OF OR IN CONNECTION WITH THIS LICENSE AGREEMENT EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF GLASSHOUSE ASSERTS OR ESTABLISHES A FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT. DELL WILL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY TYPE ARISING OUT OF OR IN CONNECTION WITH THIS LICENSE AGREEMENT EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF GLASSHOUSE ASSERTS OR ESTABLISHES A FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT. DELL WILL NOT BE LIABLE FOR ANY DAMAGES, DIRECT, CONSEQUENTIAL OR OTHERWISE, IN EXCESS OF [*], IN THE AGGREGATE. IN THE CASE OF ANY SUBLICENSE OF GLASSHOUSE INTELLECTUAL PROPERTY BY DELL TO A GLASSHOUSE DIRECT COMPETITOR IN VIOLATION OF THE RESTRICTION SET FORTH IN SECTION 2.2(A) OF THIS LICENSE AGREEMENT, DELL AGREES THAT (IN ADDITION TO ANY ALLOWABLE REMEDY GLASSHOUSE MAY HAVE AGAINST DELL HEREUNDER) NOTHING IN THIS LICENSE AGREEMENT SHALL BE DEEMED TO LIMIT GLASSHOUSE’S LEGAL RIGHTS AND REMEDIES AGAINST THE APPLICABLE GLASSHOUSE DIRECT COMPETITOR AND ANY SUCH SUBLICENSE SHALL BE NULL AND VOID TO THE EXTENT OF SUCH VIOLATION.

5.6

GlassHouse Release. GlassHouse, on behalf of itself and its successors and assigns, hereby releases, acquits and forever discharges the Dell Released Parties from any and all actions, causes of action, claims or demands, liabilities, losses, damages, attorneys’ fees, court costs, or any other form of claim or compensation for known and unknown acts of

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infringement by any Dell Released Party of any right in or to GlassHouse Intellectual Property that happened prior to the Effective Date, and GlassHouse covenants not to sue or threaten to sue (or cooperate with, instruct, encourage, or aid a third party to sue or threaten to sue) any Dell Released Party on account of any such claim.

5.7	Remedies. Notwithstanding anything to the contrary in this License Agreement, the exclusive remedy for GlassHouse with respect to any breach, alleged breach or threatened breach of this License Agreement by Dell shall be limited to monetary damages.

SECTION 6. CONFIDENTIALITY

6.1	Scope. The term “Confidential Information” means, to the extent previously, presently or subsequently disclosed by or for GlassHouse to Dell or Dell to GlassHouse, all financial, business, legal and technical information of either Party or any of its Affiliates, suppliers, customers and employees (including information about research, development, operations, marketing, transactions, discoveries, inventions, methods, processes, materials, algorithms, software, specifications, designs, drawings, data, strategies, plans, prospects, know-how and ideas) that is marked or otherwise identified as proprietary or confidential at the time of disclosure, or which by its nature would be understood by a reasonable person to be proprietary or confidential. Confidential Information shall not include any information that (a) was rightfully known by the receiving party without restriction before receipt from the disclosing party, (b) is rightfully disclosed to the receiving party by a third party without restriction, (c) is or becomes generally known to the public without violation of this License Agreement, (d) is independently developed by the receiving party without reliance on or reference to such information, or (e) is included within the scope of GlassHouse Intellectual Property.

6.2	Restrictions. GlassHouse and Dell agree (a) not to copy or use Confidential Information except and only for the purposes of this License Agreement, but not for any other purpose, (b) to maintain it as confidential, and exercise reasonable precautions to prevent unauthorized access, use or disclosure and (c) not to disclose the Confidential Information to any third party other than its employees, contractors and sublicensees who have a legitimate need to know for the purposes contemplated by this License Agreement and who are bound by written agreements that are at least as protective of the Confidential Information as the restrictions herein. To avoid uncertainty, the obligations set forth in this Section 6.2 shall not apply to amend, limit, alter or abridge in any way the rights of Dell under Section 2.1 (subject to restrictions in SECTION 2). The confidentiality obligations of this License Agreement, as they apply to Confidential Information disclosed prior to termination, will survive termination for a period of 3 years; provided, however, that each party’s obligations hereunder shall survive and continue in effect thereafter with respect to any Confidential Information that is a trade secret under applicable law. As soon as reasonably practicable upon the disclosing party’s request at any time, the receiving party shall return to the disclosing party or destroy all then existing originals and copies of any Confidential Information provided to the other party solely in connection with the performance of this License Agreement and destroy all information, records and materials developed therefrom.

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6.3	Compelled Disclosures. These restrictions will not prevent either party from complying with any law, regulation, court order or other legal requirement that purports to compel disclosure of any Confidential Information or the terms and conditions of this License Agreement. The receiving party will promptly notify the disclosing party upon learning of any such legal requirement, and cooperate with the disclosing party in the exercise of its right to protect the confidentiality of the Confidential Information before any tribunal or governmental agency. Each party may provide a copy of this License Agreement or otherwise disclose its terms and conditions in connection with any financing transaction or due diligence inquiry, subject to obligations of confidentiality applicable to the recipient. Prior to any disclosure of the License Agreement or its terms and conditions to a third party, the party planning such disclosure shall notify the other party and allow the other party an opportunity to recommend redactions of certain information, which recommendations shall not be unreasonably refused.

SECTION 7. INDEMNIFICATION

7.1	Intellectual Property. GlassHouse will defend, indemnify, and hold harmless Dell Released Parties, from and against any and all third-party claims, actions, demands, and legal proceedings (collectively “Claims”) and any and all liabilities to third parties for damages, losses, judgments, authorized settlements, costs and expenses including, without limitation, reasonable attorneys’ fees (collectively “Damages”), arising out of or in connection with an allegation by a third party claiming any interest in, or any right to recover under, or assert any right in or to the GlassHouse Intellectual Property.

7.2	Indemnification Procedures. The following procedures will apply with respect to indemnification for Claims arising in connection with this License Agreement:

(a)	Promptly after receipt by Dell of written notice of the assertion or the commencement of any Claim, whether by legal process or otherwise, with respect to any matter within the scope of this SECTION 7, Dell will give written notice thereof to GlassHouse and will thereafter keep GlassHouse reasonably informed with respect thereto; provided, however, that the failure of Dell to give GlassHouse such prompt written notice will not relieve GlassHouse of its obligations hereunder except to the extent such failure results in prejudice to GlassHouse’s defense of such Claim. Within thirty (30) days following receipt of written notice from Dell relating to any Claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, GlassHouse will notify Dell in writing that GlassHouse will assume control of the defense and settlement of such Claim (the “Notice”).

(b)

If GlassHouse delivers the Notice relating to any Claim within the required notice period, GlassHouse will be entitled to have sole control over the defense and settlement of such Claim; provided, however, that Dell will be entitled to participate in the defense of such Claim and to employ legal advisers at its own expense to assist in the handling of such Claim. After GlassHouse has delivered a Notice relating to any Claim in accordance with the preceding paragraph,

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GlassHouse will not be liable for any legal expenses subsequently incurred by any Dell Released Party in connection with the defense of such Claim.

(c)	If GlassHouse fails to assume the defense of any such Claim within the prescribed period of time, then Dell may assume the defense of any such Claim, the reasonable costs and expenses of which shall be deemed to be Damages. GlassHouse will not be responsible for any settlement or compromise made without its consent, unless Dell has tendered notice and GlassHouse has then failed to provide Notice and it is later determined that GlassHouse was liable to assume and defend the Claim.

(d)	Dell will provide reasonable assistance to GlassHouse (at GlassHouse’s expense), including reasonable assistance from Dell’s employees, agents, independent contractors and Affiliates, as applicable. Notwithstanding any provision of this Section 7.2 to the contrary, GlassHouse will not consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting Dell without the prior written consent of Dell, which consent will not be unreasonably withheld or delayed.

7.3	Additional Obligations. If any GlassHouse Intellectual Property becomes the subject of a claim of infringement, GlassHouse will use reasonable efforts to (A) obtain for Dell the right to continue using such GlassHouse Intellectual Property or (B) replace or modify such GlassHouse Intellectual Property so that it becomes non-infringing without substantially compromising its principal function.

7.4	Limitation on Indemnification. GlassHouse shall have no liability or obligation to Dell or any other Dell Released Party under this SECTION 7 to the extent that any claim, action or suit arises out of or results from (i) modifications, combinations or extensions of the GlassHouse Intellectual Property not created by GlassHouse, (ii) Dell’s or any other Dell Released Party’s continuing allegedly infringing activity after being notified thereof or its continuing use of any version of the GlassHouse Intellectual Property after being provided modifications that would have avoided the alleged infringement, or (iii) any intellectual property right in which Dell or any other Dell Released Party has an interest obtained otherwise than through this License Agreement.

SECTION 8. MISCELLANEOUS

8.1	Other Rights. Nothing contained in this License Agreement shall be construed as limiting the rights that GlassHouse and Dell have outside the scope of the licenses, covenants, immunities, and releases granted hereunder, or contractually restricting the right of either GlassHouse or Dell to make, have made, use, lease, license, sell, offer for sale, import, distribute or otherwise dispose of any particular product, including products not herein subject to the licenses, releases, immunities or covenants.

8.2

Notices. Any notice required or permitted by this License Agreement must be in writing and delivered by certified or registered mail, return receipt requested, postage prepaid and addressed as follows or to such other addresses as may be designated by notice from one

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party to the other Party, all such notices being effective on the date received: If to Dell: Dell, One Dell Way, Round Rock, Texas 78682, Attn: VP, General Procurement, cc: General Counsel; and, If to GlassHouse: 200 Crossing Boulevard, Framingham, MA 01702, Attn: CEO.

8.3	Publicity and Use of Name. Subject to SECTION 6, neither GlassHouse nor Dell shall, without the prior written consent of the other party, refer to this License Agreement or any of its provisions in any statements to the press or public. Nothing contained in this License Agreement shall be construed as conferring any right to use in advertising, publicity or otherwise any trademark, trade name or names or any contraction, abbreviation or simulation thereof, of Dell.

8.4	Non-solicitation. During the term of the IP Support Period and for a period of six (6) months thereafter, neither GlassHouse nor Dell shall actively solicit for hire, nor knowingly allow its employees to solicit for hire, any employee of the other party actively involved with the performance of this License Agreement, including any Statement of Work entered into hereunder, during the preceding six (6) month period without the prior written consent of the other party. Notwithstanding the foregoing, GlassHouse and Dell acknowledge and agree that this Section 8.4 will not prohibit (x) solicitations through general public advertising or other publications of general public circulation, or (y) the hiring of any employee either GlassHouse or Dell who contacts the other party without such other party having solicited such employee.

8.5	Condition of Binding Agreement; Amendments. This License Agreement shall not be binding upon the Parties until it has been signed below by or on behalf of each Party. No amendment or modification hereof or consent hereunder shall be valid or binding upon the Parties or their Affiliates unless made in writing and signed by or on behalf of each Party.

8.6	Assignment. Neither Party shall assign or delegate this License Agreement in whole or in part, or any of the licenses, rights, covenants, immunities, releases, or duties under this License Agreement, by agreement, merger, reorganization, sale of all or substantially all of its assets, operation of law or otherwise, including in connection with the insolvency or bankruptcy of the Party, without the prior written consent of the other Party. Notwithstanding the foregoing, without consent, either Party may (i) assign their rights under this License Agreement among its Affiliates, and (ii) assign their rights and delegate their duties to (a) an acquirer of all or substantially all of the equity or assets of their business, or (b) the surviving entity in any merger, consolidation, equity exchange, or reorganization of their business. Any assignment failing to comply with the terms and conditions of this License Agreement shall be null and void. In addition, nothing in this Section 8.6 will be deemed to restrict, impair, conflict with or prevent the full and complete exercise of the licenses and rights granted to Dell under this License Agreement, including without limitation the right to sublicense any such licenses and rights.

8.7	Severability. If any section of this License Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and

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enforceability of such section in every other respect and the remainder of this License Agreement shall continue in effect.

8.8	Choice of Law; Venue. This License Agreement shall be construed, and the legal relations between the Parties shall be determined, in accordance with the federal law of the United States and the laws of the State of Delaware without regard to any conflict of law provisions thereof.

8.9	Circumvention. GlassHouse and Dell agree not to act through or in conjunction with third parties to circumvent or frustrate the purposes of this License Agreement, and further agree not to structure future transactions where the effect of such transaction is to limit the licenses, rights, releases, covenants, or immunities provided for under this License Agreement.

8.10	Bankruptcy. The Parties acknowledge and agree that the GlassHouse Intellectual Property is “intellectual property” as defined in section 101(35A) of the United States Bankruptcy Code (the “Code”), as the same may be amended from time to time, that have been licensed hereunder in a contemporaneous exchange for value. GlassHouse acknowledges that if GlassHouse, as a debtor in possession or a trustee in bankruptcy in a case under the Code, rejects this License Agreement, Dell may elect to retain its rights under this License Agreement as provided in Section 365(n) of the Code. Upon written request from Dell to GlassHouse or the bankruptcy trustee of GlassHouse’s election to proceed under section 365(n), GlassHouse or the bankruptcy trustee shall comply in all respects with 365(n), including by not interfering with the rights of Dell as provided by this License Agreement.

8.11	Interpretation. The headings and designated sections of this License Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement. All uses of “include” or “including” shall not be limiting. The Parties have participated jointly in the negotiation of this License Agreement. In the event an ambiguity or question of intent or interpretation arises, this License Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this License Agreement.

8.12	Integration. This License Agreement contains the entire and only understanding between the Parties and their Affiliates with respect to the subject matter hereof and supersedes any prior or collateral agreements, negotiations and communications in connection with the subject matter covered herein, whether oral or written, and any warranty, representation, promise, or condition in connection therewith not incorporated herein shall not be binding upon either Party or its Affiliates. Notwithstanding anything in that certain Non-disclosure Agreement # 05110102, dated 11/5/05, between GlassHouse Technologies and Dell Marketing (the “NDA”) or any other agreement to the contrary, nothing in the NDA or any other agreement shall or shall be deemed to amend, supersede, limit, restrict or contradict this License Agreement or any specific provisions hereof or any rights granted to Dell hereunder.

CONFIDENTIAL TREATMENT REQUESTED

8.13	Non-Exclusivity. This License Agreement does not create any form of exclusive relationship between GlassHouse and Dell and, notwithstanding anything herein to the contrary, GlassHouse and Dell remain free, at its sole discretion, to engage in any business or other activity independently or with any third party and to exercise any and all rights granted pursuant to this License Agreement in connection with any such activity. GlassHouse and Dell are independent contractors and neither party is an employee, agent, servant, representative, partner, or joint venturer of the other party. Neither GlassHouse nor Dell shall be liable for any debts, accounts, obligations or other liabilities of the other party or is authorized to incur any debts or other obligations of any kind on the part of or as agent for the other party, except as may be specifically authorized in writing.

8.14	Waiver. No relaxation, forbearance, delay or negligence by GlassHouse or Dell in enforcing any of the terms and conditions of this License Agreement, or the granting of time by either GlassHouse or Dell to the other party, shall operate as a waiver or prejudice, affect or restrict the rights, powers or remedies of either GlassHouse or Dell.

8.15	Counterparts. This License Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

8.16	Dispute Resolution. Prior to the commencement of any litigation relating to this License Agreement, the senior management of both GlassHouse and Dell shall meet to attempt to resolve such disputes. If the senior management cannot resolve the disputes, either Party may make a written demand for formal dispute resolution. Within thirty (30) days after such written demand, GlassHouse and Dell agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one-day mediation, either GlassHouse or Dell may begin litigation proceedings.

8.17	Export. GlassHouse and Dell acknowledge that the transactions contemplated by this License Agreement, which may include technology and software, are subject to the customs and export control laws and regulations of the United States (“U.S.”) and may also be subject to the customs and export laws and regulations of other countries. Further, under U.S. law, services and products may not be sold, leased or otherwise transferred to restricted end-users or to restricted countries. GlassHouse and Dell agree to abide by all such export and related laws and regulations in connection with the performance of this License Agreement and any services being provided hereunder.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the Parties have executed this License Agreement through their duly authorized representatives:

DELL MARKETING USA L.P.		GLASSHOUSE TECHNOLOGIES, INC.

By:	/s/ Rajveer Kushwaha	By:	/s/ Kenneth W. Hale
Name:	Rajveer Kushwaha	Name:	Kenneth W. Hale
Title:	V.P. Global Services	Title:	CFO

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

DEFINITIONS

1.	“Acquire” or “Acquisition” with respect to any Entity shall mean (except where such terms are used as part of other defined terms):

(a)	If the Entity has voting shares or other voting securities, an acquisition of an Entity in which more than fifty percent (50%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority for such Entity becomes owned or controlled directly or indirectly by another Entity; or

(b)	If the Entity does not have voting shares or other voting securities, an acquisition of an Entity in which more than fifty percent (50%) of the ownership interest representing the right to make decisions for such Entity becomes owned or controlled directly or indirectly by another Entity; or

(c)	An acquisition of all or substantially all of the assets of an Entity directly or indirectly by another Entity.

2.	“Affiliate(s)” of a Party shall mean any and all Entities, now or in the future and for so long as the following ownership and control exists, that: (i) own or control, directly or indirectly, the Party; (ii) are owned or controlled by, or under common control with, directly or indirectly, the Party; or (iii) are owned or controlled, directly or indirectly, by a Parent Company. For purposes of the preceding sentence, “own or control” shall mean:

(d)	If the Entity has voting shares or other voting securities, ownership or control (directly or indirectly) of more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or other similar managing authority for such Entity; or

(e)	If the Entity does not have voting shares or other voting securities, ownership or control (directly or indirectly) of more than fifty percent (50%) of the ownership interest representing the right to make decisions for such Entity.

3.	“Beneficial Owner” shall mean an entity that directly or indirectly is the “beneficial owner” of securities (as determined pursuant to Rule 13d-3 and Rule 13d-5 of the General Rules and Regulations under the Exchange Act); or any entity that directly or indirectly, has the right or obligation to acquire securities (whether such right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event), pursuant to any agreement or arrangement or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise.

4.

“Change of Control” means, with respect to GlassHouse, a change in Control of GlassHouse (or that portion of GlassHouse providing all or any material part of the Services) or, if GlassHouse is not the ultimate parent company, GlassHouse’s ultimate parent company, where such Control is acquired, directly or indirectly, in a single transaction or series of

Exhibit A

1

CONFIDENTIAL TREATMENT REQUESTED

related transactions, or all or substantially all of the assets of GlassHouse (or that portion of GlassHouse providing all or any material part of the Services) are acquired by any entity that was not previously an Affiliate of GlassHouse, or GlassHouse (or that portion of GlassHouse providing all or any material part of the Services) merges with another entity and does not constitute the surviving corporation of such merger.

5.	“Control” means (a) the legal or Beneficial Ownership, directly or indirectly, of (i) at least 50% of the aggregate of all equity securities of an entity or (ii) equity securities having the right to at least 50% of the profits of an entity or, in the event of dissolution, to at least 50% of the assets of an entity; (b) the right to appoint, directly or indirectly, a majority of the board of directors (or other comparable managers); or (c) the right to control, directly or indirectly, the management or policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

6.	“Copyleft” means a licensing model that permits anyone to use, modify or redistribute software, subject to a condition of use, modification, and/or distribution of such software, whereby such software and/or any other software incorporated into such software, derived from or distributed with such software be (i) disclosed or distributed in source code form to the public, (ii) licensed to the public for the purpose of making derivative works or (iii) re-distributed to anyone at no charge.

7.	“Dell” shall mean Dell Marketing and its Parent Companies and Affiliates (whether Acquired prior to, on or after the Effective Date).

8.	“Dell Data” means Dell’s Confidential Information as well as all Customer Data and Personal Data and all other Data under and as defined in the Dell Information Privacy and Security Schedule Addendum.

9.	“Dell Information Privacy and Security Schedule Addendum” means the Addendum so entitled executed by Dell and GlassHouse contemporaneously with the execution of this License Agreement.

10.	“Dell Released Parties” shall mean all Entities comprising Dell, together with all of their respective current and former predecessors, successors, agents, attorneys, insurers, servants, distributors, retailers, resellers, manufacturers, suppliers, employees, officers, directors, users, and customers.

11.	“Dell U.S. Site Security and Environmental, Health, and Safety Addendum” means the Addendum so entitled executed by Dell and GlassHouse contemporaneously with the execution of this License Agreement.

12.	“Entity” shall mean a corporation, association, partnership, business trust, joint venture, limited liability company, proprietorship, unincorporated association, individual or other entity that can exercise independent legal standing.

13.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

Exhibit A

2

CONFIDENTIAL TREATMENT REQUESTED

14.	“GlassHouse” shall mean GlassHouse Technologies and its Parent Companies and Affiliates (whether Acquired prior to, on or after the Effective Date).

15.	“GlassHouse After-Acquired Intellectual Property” shall mean (a) any information, materials, patents, patent rights, technologies, trade secrets or other intellectual property of any kind of any Entity that is Acquired by GlassHouse after the Effective Date or that Acquires GlassHouse Technologies (or any intermediate or ultimate Parent Company of GlassHouse Technologies) after the Effective Date, each as of the date of such Acquisition, and (b) corrections, modifications, improvements, updates and upgrades thereto created after the Effective Date (“After-Acquired Modifications”).

16.	“GlassHouse Direct Competitors” shall mean the Entities listed on Exhibit C to this License Agreement. From time to time during the IP Support Period, GlassHouse may give written notice to Dell of additions or other changes to Exhibit C necessary to reflect the acquisition of any GlassHouse Direct Competitor by any third party or to identify any new Entity that has become a material competitor to GlassHouse since the Effective Date for the services in which the GlassHouse Intellectual Property is a material differentiator. In such event, the Parties shall meet in good faith to make such changes to Exhibit C as are reasonable under the circumstances and mutually acceptable to both Parties. Notwithstanding the foregoing, any sublicensing arrangement or activity with a GlassHouse Direct Competitor that began prior to the date such Entity was designated to be a GlassHouse Direct Competitor will not be deemed a violation of the restriction set forth in Section 2.2(a) of the License Agreement.

17.

“GlassHouse Intellectual Property” shall mean (a) GlassHouse Rights, GlassHouse Patents, GlassHouse Technology and GlassHouse Materials, excluding, however, any GlassHouse After-Acquired Intellectual Property and any After-Acquired Modifications, (b) corrections, modifications, improvements, updates and upgrades thereto owned or controlled by GlassHouse at any time during the IP Support Period (“Modifications”), and (c) any other information, materials, patents, patent rights, technologies, trade secrets or other intellectual property of any kind owned or controlled by GlassHouse at any time during the IP Support Period, including any GlassHouse After-Acquired Intellectual Property and any After-Acquired Modifications, but only to the extent that such other information, materials, patents, patent rights, technologies, trade secrets or other intellectual property are, during the IP Support Period, embedded in or made integral to the use of any GlassHouse Intellectual Property previously licensed under this License Agreement. The Parties acknowledge that, as of the Effective Date, GlassHouse Intellectual Property includes, but is not limited to, the non-exhaustive list of certain specific GlassHouse Intellectual Property set forth in Exhibit D to this License Agreement. Any GlassHouse Intellectual Property that exists during the IP Support Period shall, for purposes of this License Agreement, continue to be deemed GlassHouse Intellectual Property even if the Entity that owns or controls such GlassHouse Intellectual Property ceases to be an Affiliate of GlassHouse Technologies. In addition, all rights in GlassHouse Intellectual Property held by an Entity that constitutes an Affiliate of Dell Marketing at any time during the term of this License Agreement, including any Modifications, whether created before or after divestiture of such Dell Entity, shall, for purposes of this License Agreement, continue in effect with regard to such Entity (in accordance with and subject to all terms and conditions herein), even after such Entity ceases to be an Affiliate of Dell Marketing; provided, such Entity shall not independently be entitled to any rights or benefits under Section 3 or Section 4 of this License Agreement arising after

Exhibit A

3

CONFIDENTIAL TREATMENT REQUESTED

it ceases to be an Affiliate of Dell Marketing (i.e., it shall not be entitled to receive any support directly from GlassHouse and it may not contract for Services pursuant to the terms of this License Agreement).

18.	“GlassHouse Materials” shall mean tangible, electronic or other embodiments or representations of the GlassHouse Rights, GlassHouse Patents or GlassHouse Technology, as maintained by or on behalf of GlassHouse in the ordinary course of business.

19.	“GlassHouse Patents” shall mean any and all classes and types of patents, patent applications, and patent rights recognized anywhere in the world that are owned or controlled by GlassHouse as of the Effective Date, the title or right to enforce or grant licenses, rights, releases, covenants, or immunities in respect thereof, all patents related thereto, and all patents claiming benefit, in whole or in part, of any of their filing dates including extensions, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and foreign counterparts of any of the foregoing. In addition, GlassHouse Patents shall include all other patents, patent applications, and patent rights that comprise subject matter developed or conceived by GlassHouse during the IP Support Period that is used in the same field of use as GlassHouse Patents previously licensed under this License Agreement, including, without limitation, patents, patent applications, and patent rights that comprise subject matter that is supplemental to, in replacement of, or makes obsolescent any subject matter covered by then existing GlassHouse Patents.

20.	“GlassHouse Rights” shall mean any and all intellectual property rights owned or controlled by GlassHouse as of the Effective Date, whether or not perfected and whether or not patentable or copyrightable. GlassHouse Rights shall further include, but not be limited to, any and all of GlassHouse’s trademarks, service marks, and other designations of origin owned or controlled by GlassHouse as of the Effective Date. In addition, GlassHouse Rights shall include all intellectual property developed or conceived by GlassHouse during the IP Support Period that is used in the same field of use as GlassHouse Rights previously licensed under this License Agreement, including, without limitation, intellectual property that is supplemental to, in replacement of, or makes obsolescent any then existing GlassHouse Rights.

21.	“GlassHouse Technology” shall mean any and all technology owned or controlled by GlassHouse as of the Effective Date, including software (and source code in electronic form), products, tools, processes, designs, schematics, methodologies, and all related documentation. In addition, GlassHouse Technology shall include all technology developed or conceived by GlassHouse during the IP Support Period that is used in the same field of use as GlassHouse Technology previously licensed under this License Agreement, including, without limitation, technology that is supplemental to, in replacement of, or makes obsolescent any then existing GlassHouse Technology.

22.	“IP Support Period” shall mean the period commencing on the Effective Date and terminating three (3) years after the Effective Date. The Parties may renew or extend the term of the IP Support Period at any time for such additional periods and on such terms as the Parties may mutually agree upon in writing.

Exhibit A

4

CONFIDENTIAL TREATMENT REQUESTED

23.	“Parent Company(ies)” shall mean any Entity that owns or controls (directly or indirectly) more than fifty percent (50%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority of a Party.

24.	“Party” or “Parties” shall mean either Dell Marketing or GlassHouse Technologies, or both, as the context indicates.

25.	“Pre-existing IP” means, with respect to each of GlassHouse and Dell and solely for the purposes of the Standard Services Terms & Conditions, any intellectual property (i) owned by GlassHouse or Dell, respectively, prior to entering into this License Agreement; (ii) developed or acquired by GlassHouse or Dell, respectively, other than in the course of performing services under this License Agreement; and (iii) derivatives, improvements or modifications of the foregoing.

26.	“Standard Services Terms & Conditions” means the terms and conditions set out in Exhibit B to this License Agreement.

Exhibit A

5

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

Standard Services Terms & Conditions

In accordance with the provisions of this License Agreement, the Standard Services Terms & Conditions set forth in this Exhibit B shall govern, apply to and be deemed incorporated into each Statement of Work entered into pursuant to the terms of this License Agreement, but neither the Statements of Work nor these Standard Services Terms & Conditions will have any force or effect with respect to the other rights, remedies and obligations of either GlassHouse or Dell under this License Agreement, including without limitation the rights, remedies and obligations of either GlassHouse or Dell pursuant to this License Agreement with respect to the GlassHouse Intellectual Property. As used in this Exhibit B, “GlassHouse” and “Dell” means only the particular GlassHouse Affiliate and Dell Affiliate, respectively, that enters into the corresponding Statement of Work.

SECTION 1. PERSONNEL

1.1	Approval of Personnel. Reasonably prior to assigning an individual to perform services under any Statement of Work and to the extent reasonably practicable under the circumstances, GlassHouse shall (i) notify Dell of the proposed assignment, (ii) introduce the individual to appropriate Dell representatives, (iii) provide reasonable opportunity for Dell representatives to interview the individual, and (iv) consistent with applicable law, provide Dell with a resume and such other information about the individual as may be reasonably requested by Dell. In addition, GlassHouse shall ensure that it has met all obligations under Dell’s U.S. Site Security and Environmental, Health, and Safety Addendum with respect to personnel to be assigned hereunder. If Dell lawfully and in good faith objects to the proposed assignment, GlassHouse shall not assign the individual to that position and shall propose to Dell the assignment of another individual of suitable ability and qualifications.

1.2	Periodic Review. At Dell’s request from time to time, GlassHouse shall allow Dell the opportunity to conduct a review of the GlassHouse personnel performing Services under any Statement of Work and an opportunity to provide meaningful information to GlassHouse with respect to Dell’s evaluation of the performance of the GlassHouse personnel. GlassHouse (or the applicable subcontractor) shall appropriately take such evaluation into account in establishing bonus and other compensation for such individuals. During the term of any Statement of Work and unless otherwise permitted by that Statement or Work, GlassHouse shall not terminate or reassign (other than for cause) the personnel assigned under that Statement of Work.

1.3

Removal of Personnel. If Dell is dissatisfied with the performance or conduct of any GlassHouse personnel assigned to perform services under any Statement of Work, Dell may bring the matter to GlassHouse’s attention and provide a description of the problem or concern in reasonable detail, and GlassHouse will promptly discuss such concern with the employee and take appropriate remedial actions to coach, counsel or reassign such

Exhibit B

1

CONFIDENTIAL TREATMENT REQUESTED

employee as determined by GlassHouse. If such remedial actions do not remedy Dell’s concern within thirty (30) days, Dell may require that GlassHouse remove such member from the performance of Services under that Statement of Work, and GlassHouse shall designate a suitable replacement in accordance with Section 1.1 as soon as reasonably possible.

1.4	No Joint Employment. The personnel deployed by GlassHouse will be and shall remain employees or contractors of GlassHouse, reporting solely to GlassHouse, and GlassHouse will provide for and pay the compensation and other benefits of such personnel, including salary, health, accident and worker’s compensation benefits and all taxes and contributions that an employer is required to pay with respect to the employment of employees. GlassHouse’s personnel performing Services shall have a duty of loyalty to GlassHouse. GlassHouse shall determine the terms of employment for its respective personnel in accordance with its standard practices, including hiring and firing. All GlassHouse personnel assigned to perform services under any Statement of Work shall be required to sign an acknowledgement in form reasonably acceptable to GlassHouse that provides that although such personnel may work with employees of Dell, (i) they are employees of GlassHouse only and (ii) they are expected to follow the policies, procedures and direction of GlassHouse.

SECTION 2. PRICE AND PAYMENT

2.1	Resources. Except as provided in each Statement of Work, GlassHouse and Dell each will provide the resources necessary for discharging its responsibilities under a Statement of Work at its own cost and expense.

2.2	Taxes. Unless otherwise agreed in each Statement of Work or Dell PO, all payments must be stated (and payments made) in United States dollars and are exclusive of applicable sales, use or similar taxes for which Dell is obligated to pay GlassHouse. Dell has no liability for any taxes based on GlassHouse’s assets or income or for which Dell has an appropriate resale or other exemption that has been provided to GlassHouse and is acceptable to the applicable taxing authority. Dell has the right to withhold any applicable taxes from any royalties or other payments due under each Statement of Work if required by any government authority. All amounts payable under each Statement of Work shall be exclusive of value added tax or analogous taxes (if any) which Dell shall pay at the rate applicable thereto from time to time. GlassHouse shall provide Dell with a valid value added tax invoice (applicable in the country of supply). GlassHouse and Dell will cooperate to ensure so far as possible that the VAT treatment of each Statement of Work is accepted by the relevant tax authorities, and will produce all necessary invoices, records and other documentation for this purpose. In addition, upon Dell’s request, GlassHouse shall bill Dell’s or its specified subsidiaries or Affiliates on a regional or local basis.

2.3

Travel Expenses. No travel or other expenses shall be reimbursed unless approved in writing in advance by Dell. Any approved travel shall only be reimbursed if compliant with the then current Dell Travel and Expenses Policy. Any travel requirements

Exhibit B

2

CONFIDENTIAL TREATMENT REQUESTED

specifically described in any executed Statement of Work shall be deemed approved by Dell.

2.4	Invoicing. All invoices provided to Dell for payments pursuant to each Statement of Work will be accumulated, upon receipt, for a period from the 6th day of a month to the 5th day of the following month (the “Accumulation Period”). Dell will pay invoices received during the Accumulation Period net thirty (30) days from the end of the Accumulation Period. No invoice can be dated prior to the date Services are accepted by Dell. GlassHouse agrees to use diligent efforts to invoice Dell within thirty (30) days after it has the right to invoice under the terms of each Statement of Work. If GlassHouse fails to invoice Dell for any amount within sixty (60) days after the month in which the Services in question are rendered or the expense incurred, GlassHouse shall be deemed to have waived any right it may otherwise have to invoice for and collect such amount.

2.5	[*]. [*].

SECTION 3. REPRESENTATIONS AND WARRANTIES

3.1	Dell Work Product. GlassHouse represents and warrants that all deliverable work products that are specifically identified in the Statement of Work (“Deliverables”) will conform to the specifications and descriptions set forth or referenced in each Statement of Work for a period of one hundred eighty (180) days after the date of delivery to Dell or the applicable customer, unless an alternative warranty period is expressly set forth in a Statement of Work.

3.2	Services. GlassHouse represents and warrants that all Services will be performed in a good and workmanlike manner by a skilled and qualified staff in accordance with prevailing industry standards and shall conform to all specifications and descriptions set forth in the applicable Statement of Work for a period of one hundred eighty (180) days after the date of delivery to Dell or the applicable customer, unless an alternative warranty period is expressly set forth in each Statement of Work.

3.3	Rights and License. GlassHouse represents and warrants that it has all the rights and licenses in the Services and Deliverables necessary to allow Dell, and, as applicable, the customer, to use such materials without restriction or additional charge as intended. The Deliverables shall not infringe or misappropriate any copyright, patent, trade secret, trademark or other intellectual property right of any third party.

Exhibit B

3

*	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

3.4	Copyleft. GlassHouse represents and warrants that it shall not incorporate or commingle intellectual property that constitutes Open Source Code governed under a license that effects Copyleft or any similar or broader license, such as a General Public License, in the development, installation or support of any Deliverable.

SECTION 4. INDEMNIFICATION

4.1	Dell Indemnification. Dell will defend, indemnify, and hold harmless GlassHouse and its directors, officers, employees, representatives, and agents (collectively “GlassHouse Indemnitees”) from and against any and all Claims and/or Damages, arising out of or in connection with: (a) any alleged or actual infringement and/or misappropriation by Dell of any copyright, patent, trademark, trade secret or other proprietary or intellectual property right of any third party in the course of performing obligations under each Statement of Work; (b) any Claim that Dell has caused bodily injury including, without limitation, death or has damaged real or tangible personal property; (c) any violation by Dell of any governmental laws, rules, ordinances, or regulations; and/or (d) any Claim by or on behalf of Dell’s other subcontractors, suppliers, or employees for salary, wages, benefits or other compensation.

4.2	Glasshouse Indemnification. GlassHouse will defend, indemnify, and hold harmless Dell Released Parties and the applicable customer(s) identified in any Statement of Work, and their respective directors, officers, employees, representatives, and agents (collectively “Dell Indemnitees”), from and against any and all Claims and, Damages arising out of or in connection with: (a) any alleged or actual infringement and/or misappropriation by GlassHouse and/or the Deliverables of any copyright, patent, trademark, trade secret or other proprietary or intellectual property right of any third party; (b) any Claim that GlassHouse and/or the Deliverables provided under each Statement of Work has caused bodily injury including, without limitation, death or has damaged real or tangible personal property; (c) any violation by GlassHouse of any governmental laws, rules, ordinances, or regulations; and/or (d) any Claim by or on behalf of GlassHouse’s subcontractors, suppliers, or employees for salary, wages, benefits or other compensation.

4.3	Additional Obligations. If an infringement claim is made or appears likely to be made about the Deliverables, GlassHouse shall use reasonable efforts to (i) procure for Dell and customers, as applicable, the right to continue to use the applicable Deliverables; (ii) modify the Deliverables so that they are no longer infringing; or (iii) replace them with non-infringing Deliverables. If none of these alternatives is commercially reasonable, Dell shall cease its use of any affected Deliverables or return or destroy any affected Deliverables for a refund of the purchase price, pro-rated on a straight-line basis over a five (5) year period from the original delivery date.

4.4

Limitation on Indemnification. The party from whom indemnification is sought pursuant hereto (Indemnitor) shall have no liability or obligation to the party entitled to indemnification hereunder (an Indemnitee) to the extent that any claim, action or suit arises out of or results from (i) modifications, combinations or extensions of materials made available by the Indemnitor to the Indemnitee not created by the Indemnitor, (ii) the Indemnitee’s continuing allegedly infringing activity after being notified thereof or its

Exhibit B

4

CONFIDENTIAL TREATMENT REQUESTED

continuing use of any version of the materials made available by the Indemnitor to the Indemnitee after being provided modifications that would have avoided the alleged infringement or (iii) any intellectual property right in which the Indemnitee has an interest or (iv) any Indemnitee’s negligence or misconduct.

4.5	Comparative Fault. Each party’s obligations in this SECTION 4 shall apply even if the Claim and/or Damages are due, or alleged to be due, in part to any concurrent negligence or other fault of the Indemnitee, breach of contract or warranty by the Indemnitee, or strict liability without regard to fault; provided, however, that the Indemnitor’s contractual obligations shall not extend to the percentage of the third party claimant’s Damages attributable to the Indemnitee’s negligence or other fault, breach of contract or warranty, or to strict liability imposed upon Indemnitee as a matter of law.

4.6	Indemnification Procedures. The following procedures will apply with respect to indemnification for Claims arising in connection with a Statement of Work:

(a)	Promptly after receipt by the Indemnitee of written notice of the assertion or the commencement of any Claim, whether by legal process or otherwise, with respect to any matter within the scope of this SECTION 4, the Indemnitee will give written notice thereof to the Indemnitor and will thereafter keep the Indemnitor reasonably informed with respect thereto; provided, however, that the failure of the Indemnitee to give the Indemnitor such prompt written notice will not relieve the Indemnitor of its obligations hereunder except to the extent such failure results in prejudice to Indemnitor’s defense of such Claim. Within thirty (30) days following receipt of written notice from the Indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the Indemnitor will notify the Indemnitee in writing that the Indemnitor will assume control of the defense and settlement of such claim (the “Notice”).

(b)	If the Indemnitor delivers the Notice relating to any Claim within the required notice period, the Indemnitor will be entitled to have sole control over the defense and settlement of such Claim; provided, however, that the Indemnitee will be entitled to participate in the defense of such claim and to employ legal advisers at its own expense to assist in the handling of such claim. After the Indemnitor has delivered a Notice relating to any claim in accordance with the preceding paragraph, the Indemnitor will not be liable to the Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense of such Claim.

(c)	If the Indemnitor fails to assume the defense of any such Claim within the prescribed period of time, then the Indemnitee may assume the defense of any such Claim, the reasonable costs and expenses of which shall be deemed to be Damages. The Indemnitor will not be responsible for any settlement or compromise made without its consent, unless the Indemnitee has tendered notice and the Indemnitor has then failed to provide Notice and it is later determined that the Indemnitor was liable to assume and defend the Claim.

Exhibit B

5

CONFIDENTIAL TREATMENT REQUESTED

(d)	The Indemnitee will provide reasonable assistance to the Indemnitor (at the Indemnitor’s expense), including reasonable assistance from the Indemnitee’s employees, agents, independent contractors and Affiliates, as applicable. Notwithstanding any provision of this Section 4.6(d) to the contrary, the Indemnitor will not consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed.

4.7	LIMITATION OF LIABILITY. EXCEPT FOR OBLIGATIONS AND LIABILITIES UNDER THIS SECTION 4 (“INDEMNIFICATION”), AND/OR SECTION 6 (CONFIDENTIALITY), NEITHER GLASSHOUSE NOR DELL WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY TYPE INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOST SALES, ARISING OUT OF OR IN CONNECTION WITH THE STATEMENT OF WORK EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF THE OTHER PARTY ASSERTS OR ESTABLISHES A FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT, AND NEITHER PARTY WILL BE LIABLE FOR ANY DIRECT DAMAGES IN EXCESS OF [*].

SECTION 5. INTELLECTUAL PROPERTY RIGHTS

5.1	Pre-existing Intellectual Property. GlassHouse and Dell each shall retain ownership of all right, title and interest in its Pre-existing IP.

5.2	Dell Work Product. Except for Pre-existing IP or intellectual property licensed to GlassHouse that is incorporated in or used in the performance of the Services or the development of the Deliverables that result from the Services, GlassHouse agrees that any intellectual property conceived or reduced to practice during the performance of the Services shall constitute the work product of Dell (the “Dell Work Product”).

5.3	Licensed Materials. To the extent that the Dell Work Product incorporates or requires for use Pre-existing IP or intellectual property licensed to GlassHouse from a third party (collectively “Licensed Materials”), then in accordance with and subject to all applicable terms and conditions in the License Agreement, GlassHouse hereby grants to Dell a perpetual, irrevocable, non exclusive, worldwide, royalty free, fully paid up license to: (i) use, make, sell, execute, reproduce, display, perform, prepare derivative works based upon, and distribute (internally and/or externally) copies of the Licensed Materials and their derivative works; and (ii) authorize others to do any, some, or all of the foregoing.

5.4

Work For Hire. All Dell Work Product is solely and exclusively the property of Dell. To the extent any Dell Work Product qualifies as a “work made for hire” under applicable copyright law, it will be considered a work made for hire and the copyright will be owned

Exhibit B

6

*	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

solely and exclusively by Dell. To the extent that any Dell Work Product is not considered a “work made for hire” under applicable copyright law, GlassHouse hereby assigns and transfers all of its right, title and interest in and to the Dell Work Product to Dell. Furthermore, GlassHouse shall ensure that its employees, subcontractors, representatives, agents or other contractors engaged to perform Services hereunder comply with the terms of each Statement of Work including, but not limited to, this Section 5.4.

5.5	Disclosure of Dell Work Product. GlassHouse will, as part of the Dell Work Product, disclose promptly in writing to Dell all of the Dell Work Product and document all intellectual property rights as Dell personnel may direct. Furthermore, GlassHouse shall, upon request, provide to Dell all of the Dell Work Product.

5.6	Further Assurances. GlassHouse agrees to take any action and fully cooperate with Dell as Dell may request to effect the provisions of this SECTION 5.

5.7	Residuals. Subject to each party’s confidentiality obligations, and to each party’s rights in intellectual property as described in this Standard Services Terms & Conditions: (a) nothing in this Standard Services Terms & Conditions shall preclude either GlassHouse or Dell from independently developing or providing for itself, or for others, materials that are competitive with the products and services of the other party, irrespective of their similarity to any products or services offered by the other party in connection with a Statement of Work; and (b) GlassHouse and Dell each shall be free, subject to the other party’s rights in intellectual property, to use its general knowledge, skills and experience, and any ideas, concepts, know-how and techniques within the scope of its business that are used or developed in the course of undertaking a Statement of Work by such party, and GlassHouse and Dell each shall remain free to provide products and services to any customer or prospective customer so long as the terms of these Standard Services Terms & Conditions are not violated.

SECTION 6. CONFIDENTIALITY

6.1	Scope. The term “Confidential Information” means, to the extent previously, presently or subsequently disclosed by or for GlassHouse to Dell or Dell to GlassHouse, all financial, business, legal and technical information of either Party or any of its Affiliates, suppliers, customers and employees (including information about research, development, operations, marketing, transactions, discoveries, inventions, methods, processes, materials, algorithms, software, specifications, designs, drawings, data, strategies, plans, prospects, know-how and ideas) that is marked or otherwise identified as proprietary or confidential at the time of disclosure, or which by its nature would be understood by a reasonable person to be proprietary or confidential. Confidential Information shall not include any information that (a) was rightfully known by the receiving party without restriction before receipt from the disclosing party, (b) is rightfully disclosed to the receiving party by a third party without restriction, (c) is or becomes generally known to the public without violation of any Statement of Work, (d) is independently developed by the receiving party without reliance on or reference to such information, or (e) is GlassHouse Intellectual Property.

Exhibit B

7

CONFIDENTIAL TREATMENT REQUESTED

6.2	Restrictions. GlassHouse and Dell agree (a) not to copy or use Confidential Information except and only for the purposes of the applicable Statement of Work, but not for any other purpose, (b) to maintain it as confidential, and exercise reasonable precautions to prevent unauthorized access, use or disclosure and (c) not to disclose the Confidential Information to any third party other than its employees, contractors and sublicensees who have a legitimate need to know for the purposes contemplated by the applicable Statement of Work and who are bound by written agreements that are at least as protective of the Confidential Information as the restrictions herein. To avoid uncertainty, the obligations set forth in this Section 6.2 shall not apply to amend, limit, alter or abridge in any way the rights of Dell under Section 2.1 of the License Agreement (subject to restrictions in SECTION 2 of the License Agreement) or Section 5.3 in these Standard Services Terms & Conditions. The confidentiality obligations of the Statement of Work, as they apply to Confidential Information disclosed prior to termination, will survive termination for a period of 3 years; provided, however, that each party’s obligations hereunder shall survive and continue in effect thereafter with respect to any Confidential Information that is a trade secret under applicable law. As soon as reasonably practicable upon the disclosing party’s request at any time, the receiving party shall return to the disclosing party or destroy all then existing originals and copies of any Confidential Information provided to the other party solely in connection with the performance of the applicable Statement of Work and destroy all information, records and materials developed therefrom.

6.3	Compelled Disclosures. These restrictions will not prevent either party from complying with any law, regulation, court order or other legal requirement that purports to compel disclosure of any Confidential Information or the terms and conditions of any Statement of Work. The receiving party will promptly notify the disclosing party upon learning of any such legal requirement, and cooperate with the disclosing party in the exercise of its right to protect the confidentiality of the Confidential Information before any tribunal or governmental agency. Each party may provide a copy of any Statement of Work or otherwise disclose its terms and conditions in connection with any financing transaction or due diligence inquiry, subject to obligations of confidentiality applicable to the recipient. Prior to any disclosure of any Statement of Work or its terms and conditions to a third party, the party planning such disclosure shall notify the other party and allow the other party any opportunity to recommend redactions of certain information, which recommendations shall not be unreasonably refused.

6.4	Customer Information. GlassHouse understands that Dell may not be able to provide GlassHouse with any third party (including customer) confidential information and that GlassHouse may be required to enter into a separate confidentiality agreement with any potential customer in order to obtain any Confidential Information regarding such customer under each Statement of Work.

SECTION 7. INSURANCE

7.1	General. In performance of the obligations under a Statement of Work, GlassHouse agrees to comply with the provisions regarding insurance coverage set forth in this SECTION 7.

Exhibit B

8

CONFIDENTIAL TREATMENT REQUESTED

7.2	Ratings. GlassHouse shall obtain and at all times during the term of any Statement of Work maintain at its own expense, with insurance companies rated “A” or better by AM Best the following types and levels of minimum insurance coverages:

(a)	Worker Compensation. Statutory workers compensation insurance in the state(s) or jurisdiction in which GlassHouse’s employees perform services for Dell, and employer’s liability insurance with limits of not less than $500,000: (i) for each accident; and (ii) for each employee for occupational disease (policy limit for disease). Such policy shall be endorsed to name Dell as Alternate Employer to prevent GlassHouse’s workers’ compensation carrier from denying coverage based on a claim of employment status. GlassHouse hereby waives all claims and causes of action against Dell, its officers, directors and employees for any and all injuries suffered by GlassHouse’s employees.

(b)	Commercial General Liability. Commercial General Liability insurance with limits for bodily injury and property damage liability of not less than $1,000,000 personal injury each occurrence, $2,000,000 general aggregate and products/completed operations coverage which shall include premises/operations liability, independent contractors liability, and broad form contractual liability specifically in support of, but not limited to, the indemnity provisions set forth in these Standard Services Terms & Conditions. This policy shall include a waiver of subrogation in favor of Dell; will be endorsed to include Dell as Additional Insured; and will contain cross-liability and severability of interest coverage.

(c)	Business Automobile Liability. Business automobile liability insurance with a limit of not less than $1,000,000 per occurrence for bodily injury and property damage liability written to cover all owned, hired and non-owned automobiles arising out of the use thereof by or on behalf of the GlassHouse and its employees. This policy shall include a waiver of subrogation in favor of Dell and be endorsed to include Dell as an Additional Insured.

(d)	Professional Liability / Errors & Omissions. Professional Liability/Errors & Omissions (E&O) insurance with limits of not less than $10,000,000 each occurrence, $10,000,000 general aggregate.

7.3	Certification of Insurance. Prior to the commencement of any work or service as provided for in each Statement of Work, GlassHouse shall furnish to Dell insurance certificates on standard Acord form, endorsements, or evidence of coverage signed by authorized representatives of the companies providing the coverage required under the terms of these Standard Services Terms & Conditions. All policies providing coverage shall contain provisions that no cancellation, non-renewal or material changes in the policy shall become effective, except on thirty (30) days written notice thereof to Dell. Upon request and without expense, GlassHouse shall furnish Dell with certified copies of said insurance policies signed by authorized representatives of the insurance companies providing the coverage as required in each Statement of Work.

Exhibit B

9

CONFIDENTIAL TREATMENT REQUESTED

7.4	Material Terms. Failure to secure the insurance coverages, or the failure to comply fully with any of the insurance provisions of these Standard Services Terms & Conditions as may be necessary to carry out the terms and provisions of these Standard Services Terms & Conditions shall be deemed to be a material breach of these Standard Services Terms & Conditions. The lack of insurance coverage does not reduce or limit GlassHouse’s responsibility to indemnify Dell as set forth in these Standard Services Terms & Conditions. Any and all deductibles and premiums associated with the above described insurance policies shall be assumed by, for the account of, and at the sole risk of GlassHouse.

7.5	Changes to Insurance Requirements. Dell reserves the right to review the insurance coverage requirements of these Standard Services Terms & Conditions and to make reasonable adjustments to such requirements or to require other types of policies to support the level of Services being performed by GlassHouse or the purchases being made by Dell from GlassHouse at any time, at GlassHouse’s sole cost, unless otherwise agreed to by Dell.

SECTION 8. TERMINATION

8.1	Dispute Resolution. Prior to the commencement of any litigation relating to a Statement of Work, the senior management of both GlassHouse and Dell shall meet to attempt to resolve the dispute or disputes giving rise to such potential litigation. If the senior management cannot resolve the disputes, either GlassHouse or Dell may make a written demand for formal dispute resolution. Within thirty (30) days after such written demand, GlassHouse and Dell agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. The costs of engaging the mediator shall be shared equally. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one-day mediation, either GlassHouse or Dell may begin litigation proceedings.

8.2	Termination for Cause. Either GlassHouse or Dell may terminate each Statement of Work for cause in the event of a material breach by the other party if such breach is not cured within thirty (30) days of receipt of written notice.

8.3	Termination for Change of Control. In the event of a Change of Control of GlassHouse to a direct competitor of Dell, then at any time within twelve (12) months after the last to occur of events constituting such Change of Control, Dell may terminate each Statement of Work with respect to all or any part of the Services by giving GlassHouse at least thirty (30) days prior written notice and designating a date upon which such termination shall be effective.

8.4	Termination for Convenience. Except as otherwise provided in a Statement of Work, Dell may terminate a Statement of Work or Dell PO at any time without cause for its convenience upon thirty (30) days written notice

8.5	Effect of Termination on Statements of Work. Termination a Statements of Work, shall not effect a termination of the License Agreement.

Exhibit B

10

CONFIDENTIAL TREATMENT REQUESTED

8.6	Transition Plan. Upon the early termination of any Statement of Work, GlassHouse and Dell will promptly meet to negotiate in good faith a transition plan to deal with business that is ongoing or pending at such time (the “Transition Plan”). The objective of the Transition Plan will be to promptly unwind the relationship created under the Statement(s) of Work in a manner that causes the least disruption within the marketplace. It is contemplated that the Transition Plan will deal, among other things, with the fulfillment of pending orders and outstanding tenders, and the treatment of ongoing service and support, and payment terms.

SECTION 9. GENERAL

9.1	Survival. Upon any expiration or termination of any Statement of Work, all rights and obligations of GlassHouse and Dell thereunder shall cease, except that all obligations that accrued prior to the effective date of termination (including without limitation, payment obligations for Services performed and non-cancelable expenses incurred prior to the effective date of termination, but, with respect to non-cancelable expenses, only to the extent the payment of the same upon expiration or termination is expressly provided for in the Statement of Work) and any remedies for breach shall survive. Regardless of the circumstances of termination or expiration of a Statement of Work, or portion thereof, the provisions of SECTIONS 3 (REPRESENTATIONS AND WARRANTIES), 4 (INDEMNIFICATION), 5 (INTELLECTUAL PROPERTY RIGHTS), 6 (CONFIDENTIALITY), and 9 (GENERAL) of these Standard Services Terms & Conditions will survive the termination or expiration and continue according to their terms.

9.2

Supplier Diversity. Dell supports the development of a diverse marketplace through our development of a diverse supply chain. Since Dell transacts business with the United States federal government, state/local governments, and several Fortune 500 companies, the Equal Opportunity Clauses at 41 CFR sections 60-1.4(a), 60-250.5(a) and 60-741.5(a) are hereby incorporated and, if applicable, GlassHouse will comply with FAR 52.212-3, Offer or Representations and Certifications-Commercial Items, and FAR 52.219-8 and FAR 52-219-9, Utilization of Small Business Concerns. If subcontractors are engaged to provide any Services pursuant to any Statement of Work, GlassHouse will use commercially reasonable efforts to engage businesses that are (i) certified as minority or women owned by a third party certification agency acceptable by Dell, (ii) business concerns that are fifty-one percent owned, controlled, operated and managed by women or members of a minority group including African Americans, Hispanic Americans, Native Americans, Asian Indian Americans, Asian-Pacific Americans, or (iii) meets the criteria of a small business as defined by the guidelines of the Small Business Administration this includes, but is not limited to veteran, hubzone, 8(a), disadvantaged and woman owned businesses (“Supplier Diversity”). GlassHouse agrees to maintain accurate records illustrating that they have a Supplier Diversity plan in place, records are being maintained, and as needed will be reported to Dell. GlassHouse agrees to also cooperate in any Dell Supplier Diversity studies or surveys as may be required. In the event GlassHouse is considered a Diverse Supplier, GlassHouse must register with Dell’s Supplier Diversity program at www.dell.com (click About Dell, click Supplier Diversity). GlassHouse must comply with Dell’s Supplier Diversity policies and procedures as well

Exhibit B

11

CONFIDENTIAL TREATMENT REQUESTED

as comply, in a timely manner, with any reasonable request or requirement from Dell’s Supplier Diversity office (for example, second tier reporting). Second tier reports are to be submitted within 15 business days after the close of each calendar period. GlassHouse must comply with the following Supplier Principles which may be changed from time to time by Dell: http://www1.us.dell.com/content/topics/global.aspx/corp/sup_prince/en/commit?c=us&l=en&s=corp).

9.3	Record Retention. GlassHouse will maintain accurate and legible records for a period of five (5) years and, subject to the provisions of Section 6, will grant to Dell, or its designee, reasonable access to and copies of, any information reasonably requested by Dell with respect to GlassHouse’s performance under a Statement of Work.

9.4	No Requirements; No Supply. Except as provided in a Statement of Work, nothing in any Statement of Work requires either GlassHouse or Dell to purchase from or sell to the other party any or all of its requirements or capacity for hardware, software or services whether or not the same or similar to the Services provided hereunder. GlassHouse will cooperate and work with Dell and any other service providers that Dell may engage in connection with the provision of the Services.

9.5	Non-Exclusivity. No Statement of Work creates an exclusive relationship between GlassHouse and Dell. Notwithstanding anything in each Statement of Work to the contrary, GlassHouse and Dell remain free, at its sole discretion, to pursue any specific opportunity or opportunities in any or all market segments and/or geographies independently or with a third party. GlassHouse and Dell are independent contractors and neither GlassHouse nor Dell is an employee, agent, servant, representative, partner, or joint venturer of the other or has any authority to assume or create any obligation or liability of any kind on behalf of the other.

9.6	Exports. GlassHouse and Dell acknowledge that the transactions contemplated by each Statement of Work, which may include technology and software, are subject to the customs and export control laws and regulations of the United States (“U.S.”) and may also be subject to the customs and export laws and regulations of other countries. Further, under U.S. law, services and products may not be sold, leased or otherwise transferred to restricted end-users or to restricted countries. GlassHouse and Dell agree to abide by all such export and related laws and regulations in connection with the performance of any Statement of Work and any Services being provided hereunder.

Exhibit B

12

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

GlassHouse Direct Competitor

International Business Machines Corporation

[*]

EMC Corporation

[*]

Accenture Ltd

[*]

Unisys Corporation

[*]

Exhibit C

1

*	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT D

GlassHouse Intellectual Property

(Non-exhaustive List)

GlassHouse-developed Software Tools

•	Reflector

Reflector is a tool designed to facilitate data center migration efforts. It maps applications to physical devices and monitors and tracks each step of a data center migration, flagging task interdependencies and risks.

•	PRISM (Performance Reports and Indicators of Storage Metrics)

PRISM is a proprietary suite of web-based tools for analyzing, measuring, and reporting on the health of a customer’s backup and storage environments.

•	OnGuard

OnGuard is a tool used to remotely monitor and manage customers’ SQL Server and Oracle databases.

•	WatchDog

WatchDog is a remote system and storage monitoring tool designed for remote management of customers’ backup, SAN (Storage Area Network), and storage infrastructure.

•	SMMT (Service Management Matrix Tool)

SMMT is designed to build and maintain infrastructure service offerings that correlate to the risk, quality, and cost requirements of the organization.

•	CCAT (Cost of Capacity Analyzer Tool)

CCAT helps customers accurately quantify their IT infrastructure costs and to better manage and apportion those costs.

•	SDMT (Supply and Demand Manager Tool)

SDMT is a tool that provides a consistent, repeatable process to map individual business applications to appropriate IT infrastructure.

•	SLCT (Service Level Consumption Tool)

SLCT is a tool that manages resource capacity in accordance with service level requests and provisioning activities.

•	QuikSilver

QuikSilver is an internal application designed to produce accurate and consistent price quotations for managed service offerings.

•	TopDog

TopDog is a remote system management tool that provides backup, SAN, storage, and filesystem monitoring capabilities. Front-end data collection is provided by technology from Tek-Tools with back-end analytics from GlassHouse.

•	SAT (Storage Allocation Tracker)

SAT is a reporting tool designed for enterprise-wide storage allocation tracking. This tool was developed by Itheon based on specifications and methodology from GlassHouse.

GlassHouse Rebranded 3rd Party Tools

Exhibit D

1

CONFIDENTIAL TREATMENT REQUESTED

•	BRM (Backup and Reporting Metrics)

BRM is a web-portal-based tool that provides comprehensive reporting on the status of enterprise backup/recovery applications. Based on Aptare StorageConsole Backup Manager.

•	Horizon

Horizon is a reporting and management tool that provides detailed information on storage and backup data utilization. Based on Tek-Tools Profiler product.

GlassHouse Methodologies (collectively referred to as “Transom”)

•	Service Provider Model

The Service Provider Model is a methodology to align business requirements with IT service delivery capabilities and to transform the IT organization to effectively respond to business needs.

•	Data Value Model

The Data Value Model provides a methodology for information classification and management in accordance with business value.

•	Storage Management Lifecycle

The Storage Management Lifecycle is a best practices framework of specific activities required for optimal planning, deployment, and operation of the storage infrastructure.

•	Storage Maturity Model

The Storage Maturity Model is a method to evaluate the capabilities of a storage organization against industry norms and to identify and address operational deficiencies.

•	RapidDeploy

RapidDeploy is a process for designing and integrating network and systems infrastructures via an accelerated four-stage process.

Notwithstanding anything to the contrary in the License Agreement, Dell acknowledges and agrees that it may be necessary for Dell to separately procure license rights from the third party vendors identified in this Exhibit D (Tek-Tools, Itheon and Aptare) to use the corresponding GlassHouse Intellectual Property in the manner contemplated herein.

To avoid uncertainty, GlassHouse Intellectual Property shall not be deemed to include usual generally available third party provided operating environment infrastructure components (such as, for example, web servers, operating systems and database applications) and not materials GlassHouse built or had others build for it.

Exhibit D

2